Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated February 3, 2026, relating to the financial statements of Climate Transition Special Opportunities SPAC I as of September 30, 2025 and August 12, 2025, and for the period from July 11, 2025 (inception) through September 30, 2025 and for the period from July 11, 2025 (inception) through August 12, 2025, (which includes an explanatory paragraph about Climate Transition Special Opportunities ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 3, 2026